                                                                    EXHIBIT 12.1

                       STATEMENT RE COMPUTATION OF RATIOS
                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)


                                                                                                       THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                                     MARCH 31,
                        ---------------------------------------------------------------------    ------------------------------
                                                                                       PRO                                PRO
                                                                                      FORMA                              FORMA
                          1995        1996        1997        1998         1999        1999        1999       2000       1999
                        --------    --------    --------    ---------    --------    --------    --------    -------    -------
RATIO OF EARNINGS TO
  FIXED CHARGES:
Earnings:
  Income (loss) before
     income taxes,
     minority
     interest.........  $ 86,249    $ 99,052    $105,571    $(395,081)   $139,985    $136,153    $ 26,059    $38,448    $24,438
  Add: interest
     expense..........    22,889      15,780      22,849       38,069      55,943      59,775      13,100     15,221     14,721
                        --------    --------    --------    ---------    --------    --------    --------    -------    -------
                        $109,138    $114,832    $128,420    $(357,012)   $195,928    $195,928    $ 39,159    $51,669    $39,159
                        ========    ========    ========    =========    ========    ========    ========    =======    =======
Fixed Charges(1):
  Interest expense....  $ 22,889    $ 15,780    $ 22,849    $  38,069    $ 55,943    $ 59,775    $ 13,100    $15,221    $14,721
  Capitalized
     interest.........     1,978       3,770       5,419        3,540          --          --          --         --         --
                        --------    --------    --------    ---------    --------    --------    --------    -------    -------
                        $ 24,867    $ 19,550    $ 28,268    $  41,609    $ 55,943    $ 59,775    $ 13,100    $15,221    $14,721
                        ========    ========    ========    =========    ========    ========    ========    =======    =======
Ratio of earnings to
  fixed charges(2)....       4.4         5.9         4.5           --         3.5         3.3         3.0        3.5        2.7
                        ========    ========    ========    =========    ========    ========    ========    =======    =======


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(1) The majority of facilities and substantially all equipment is owned by the
    Company. Accordingly, the interest portion of rent expense is not significant.


(2) For the year ended December 31, 1998, the Company had a deficiency of earnings compared to its fixed charges of $(398,621).



(3) During August 1996, the Company guaranteed $3,600,000 of debt of the Chairman with a third party bank. Interest paid by the Company on behalf of the Chairman is charged to the Chairman as compensation expense and amount to $163,166, $181,901 and $178,805 for the years ended December 31, 1999,
    1998 and 1997, respectively. Such amounts have been excluded from the computation of the ratio of fixed charges.